Exhibit 10.50

May 7th, 2013

VIA EMAIL

Apex Systems Integrators Inc.
3170 Harvester Drive Burlington, Ontario L7N 3T8

Dear Sirs:

Re: Apex Systems Integrators  Inc. Subordinate Financing investment 064984-01

Our review reveals that the following conditions are in default as per Letter of Offer dated February 14th, 2012 (the "Agreement").

"you will use the funds as planned in the financial program and maintain, for the duration of this investment, a term debt to tangible net worth ratio of the borrower not exceeding 0.9:1; and a minimum working capital amount representing 10% of the borrower(s) Annual Gross Sales of the previous year, revised annually after each year end. For the purposes of these calculations, BDC Capital and the investment from DecisionPoint Systems Inc. will be considered Equity."

We acknowledge and waive the default stated above for the period ending December 31, 2012 and further waive compliance with this specific covenant for until June 30, 2013.

We reserve rights under the Agreement and reserve the right to demand payment of borrowings outstanding under the credit facility in the event of other breaches of the Agreement.

Carolyn Galbraith Manager, Subordinate Financing (905) 315-9456	Jeff Hill Managing Director, Subordinate Financing (519) 675-3114